Exhibit 99.1

RGS Energy Reports First Quarter 2014 Results

LOUISVILLE, CO, May 14, 2014 – RGS Energy (NASDAQ: RGSE), a nationwide leader of turnkey solar energy solutions for residential, commercial, and utility customers, reported results for the first quarter ended March 31, 2014.

Q1 2014 Highlights

•	Acquired Mercury Solar Systems, in a merger transaction, which expanded RGS Energy’s presence in the Northeast and added approximately $10 million in cash to accelerate growth in key markets nationwide. The company also completed Mercury’s integration, including sales and operational functions.

•	Formed RGS Energy Asset Management, a joint venture with Altus Power America Management with access to a dedicated pool of up to $150 million to finance commercial solar projects. The partners formalized the development and financing of a 2.6 megawatt solar system in Massachusetts, the first solar project financed by RGS Energy Asset Management.

•	Signed agreement with NextEra Energy Resources to build 6.7 megawatts of solar power this year at the Stockton Unified School District. The project is valued at more than $20 million.

•	Completed 1.2 megawatt project for Opici Wine in Glen Rock, New Jersey. The project leveraged the Mercury acquisition, allowing RGS Energy to capitalize on the expanding New Jersey market.

•	Completed the integration of Syndicated Solar and successfully accelerated residential sales. Implemented a new inside sales call center which has already surpassed the $1 million per month sales bookings.

•	Selected by eight additional Massachusetts communities to bring solar electricity to local home and business owners in the second round of the 2013 Solarize Mass program. Achieved strong results with the Solarize program with record close rates resulting in the company’s highest ever backlog in Massachusetts, and opened a new residential sales office in New York.

•	Continued with key investments in resources and process in preparation for expected launch of company’s own internal residential financing product later this year.

Q1 2014 Financial Results

Net revenue for the first quarter of 2014 was $22.1 million, up 32% from $16.8 million in the same year-ago quarter. The improvement reflects an increase in total solar systems constructed to 6.4 megawatts in the first quarter of 2014 compared to 4.6 megawatts in the first quarter of 2013. The increase was achieved despite harsh weather which delayed construction in both commercial and residential markets.

Gross profit was $3.3 million or 14.9% of net revenue in the first quarter of 2014, compared to $4.6 million or 27.3% of net revenue in the same quarter last year. The decline in gross profit percentage is primarily attributable to labor inefficiencies arising from weather delays. It also reflects investments in engineering and installation capacity to address record backlog from 2013 which was not fully leveraged in the first quarter due to the weather issues and a delayed groundbreaking of a large commercial project.

Total expenses were $10.9 million in the first quarter of 2014, excluding acquisition related costs of $1.3 million compared to $8.0 million in the same year-ago quarter. The increase in expenses is primarily attributable to greater investment in sales and operations infrastructure in the commercial business through the acquisition of Mercury and in the residential business as the company began investing in its in-house financing capabilities and expanded sales and sales support teams.

Excluding non-cash expenses (stock option compensation, depreciation and amortization and charges related to early extinguishment of debt) and costs incurred related to acquisitions, operating expenses were $9.9 million in the first quarter of 2014, as compared to $7.3 million in the same quarter last year. Operating expenses were 44.8% of revenue in the first quarter of 2014, compared to 43.5% in the same quarter last year.

Net loss for the first quarter of 2014 was $13.8 million or $(0.32) per share, compared to a net loss of $3.8 million or $(0.14) per share in the same quarter last year. The net loss in the first quarter of 2014 included a non-cash charge of $6.2 million to record an increase in the warrant derivative liability.

Adjusted EBITDA was a loss of $6.6 million in the first quarter of 2014 versus an adjusted EBITDA loss of $3.0 million in the first quarter of 2013. See “About Presentation of Adjusted EBITDA” below for the definition of adjusted EBITDA, a non-GAAP financial metric.

Cash totaled $11.1 million at March 31, 2014, compared to $12.4 million at December 31, 2013. Working capital increased $1.1 million to $14.5 million in the first quarter of 2014. At March 31, 2014 there were $4.6 million of available borrowings capacity under the $6.5 million revolving line of credit with Silicon Valley Bank. The company has signed a non-binding term sheet with Silicon Valley Bank extending its current agreement to January of 2015 under substantially the same terms and obtained consent to complete the acquisition of Sunetric that RGS Energy announced closing today. In April of 2014, a $1 million note payable to Riverside Partners, the company’s largest shareholder, matured and was paid in full.

Management Commentary

“We continued to make progress with our strategic roadmap in the first quarter,” said RGS Energy CEO Kam Mofid. “Total solar system deployments in megawatts grew 39% compared to Q1 of prior year with residential deployments up 57%. We completed the integration of Syndicated solar and the residential business is now starting to perform well driving significant growth and capturing market share. Improvements in residential sales and operations coupled with our investments in our own financing capabilities are expected to make important contributions to our market position and overall performance. On the commercial front, first quarter was challenging as we began the integration of Mercury and worked through a particularly harsh North East winter. Mercury integration is now complete and we look forward to a much stronger commercial performance in the second half of the year.

“The Sunetric acquisition we closed today brings to RGS Energy one of Hawaii’s largest and most respected solar companies. It also will expand our national footprint to Hawaii, a market with extremely high cost of utility power that has made it one of the most attractive markets for solar. Sunetric maintains a substantial pipeline and backlog of commercial and residential projects, plus a strong government portfolio with experience in all branches of the military. We expect Sunetric to be an accretive transaction right from the start. RGS Energy will help increase Sunetric’s project development capabilities and expand it depth and breadth of capabilities especially in financing solutions for both its residential and commercial customer.

“We expect our acquisitions and investments in the core business along with strategic investments in developing and deploying in-house financing solutions to position us well for accelerated growth and performance improvements in 2014 and beyond.”

Outlook

RGS Energy continues to expect total deployments of solar energy systems in 2014 to increase to a range of 50-55 megawatts, compared to 35 megawatts in 2013 (which includes pro-forma 2013 results reflecting the addition of the company’s recently closed Mercury acquisition, but excludes anticipated 2014 deployments by Sunetric).

Normal seasonal variance in revenue as well as continued investments in sales, marketing and in-house leasing capabilities is expected to affect results in the near term.

Conference Call and Webcast

RGS Energy will hold a conference call to discuss its first quarter 2014 financial results later today. Management will host the presentation, followed by a question and answer period.

Date: Wednesday, May 14, 2014

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Dial-In number: 1-888-846-5003

International dial-in number: 1-480-629-9856

Conference ID: 4681759

Webcast: http://public.viavid.com/index.php?id=109014

The conference call will be webcast live and available for replay via the investor relations section of the company’s website at RGSEnergy.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through May 21, 2014.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 4681759

About RGS Energy

RGS Energy (NASDAQ: RGSE) is one of the nation’s pioneering solar energy companies serving commercial, residential, and utility customers. Beginning with one of the very first photovoltaic panels sold to the public in the U.S. in 1978, the company has installed more than 22,500 solar power systems representing over 235 megawatts of 100% clean renewable energy. RGS Energy makes it very convenient for customers to save on their energy bill by providing a comprehensive solar solution, from design, financing, permitting and installation to ongoing monitoring, maintenance and support.

As one of the nation’s largest and most experienced solar power players, the company has 20 offices across the West and the Northeast. For more information, visit RGSEnergy.com, on Facebook at www.facebook.com/rgsenergy and on Twitter at www.twitter.com/rgsenergy. RGS Energy is a trade name and RGS Energy makes filings with the Securities and Exchange Commission under its official name “Real Goods Solar, Inc.”

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While RGS Energy believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, RGS Energy’s ability to successfully develop and manage an in-house residential leasing program, introduction of new products and services, completion and integration of acquisitions, possibility of negative impact from weather conditions, possibility of negative economic conditions and other risks and uncertainties included in RGS Energy’s filings with the Securities and Exchange Commission. RGS Energy assumes no duty to update any forward-looking statements.

Media and Investor Relations Contact

Ron Both

Liolios Group, Inc.

Tel 1-949-574-3860

RGSE@liolios.com

About Presentation of Adjusted EBITDA

Beginning with the reporting of results for the third quarter of 2013, the company began to report the measures of adjusted EBITDA. Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines adjusted EBITDA as income or loss from operations before interest, depreciation, taxes, non-cash stock-based compensation and the one-time charges (acquisition costs and other one-time charges as included in the table below). Other companies (including competitors) may define adjusted EBITDA differently. The company presents adjusted EBITDA because management believes it is an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Real Goods Solar Inc. nor is it intended to be predictive of potential future results. Investors should not consider adjusted EBITDA in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

Reconciliation of Adjusted EBITDA to Operating Loss

	Three Months Ended March 31,
	2014	2013
Loss from operations	$(8,897)	$(3,365)

Depreciation and amortization	790	234
Non-cash share-based compensation	203	113
Acquisition costs and integration charges	1,264	—

Adjusted EBITDA	$(6,640)	$(3,018)

REAL GOODS SOLAR, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash	$11,111	$12,449
Accounts receivable, net	15,441	11,926
Costs in excess of billings on uncompleted contracts	6,001	4,556
Inventory, net	6,740	6,715
Deferred costs on uncompleted contracts	2,072	1,421
Other current assets	3,612	1,270

Total current assets	44,977	38,337
Property and equipment, net	3,541	3,084
Intangible assets	16	480
Goodwill	24,327	1,867
Other assets	428	—

Total assets	$73,289	$43,768

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Line of credit	$—	$—
Accounts payable	16,516	14,059
Accrued liabilities	5,212	3,611
Billings in excess of costs on uncompleted contracts	1,730	395
Term loan	2,000	2,000
Related party debt	4,150	4,150
Other current liabilities	886	787

Total current liabilities	30,494	25,002
Accrued liabilities	989	446
Common stock warrant liability	19,117	15,071

Total liabilities	50,600	40,519

Commitments and contingencies
Shareholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 30,232,946 and 26,693,696 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	5	4
Additional paid-in capital	126,038	92,808
Accumulated deficit	(103,354)	(89,563)

Total shareholders’ equity	22,689	3,249

Total liabilities and shareholders’ equity	$73,289	$43,768

REAL GOODS SOLAR, INC.

Condensed Consolidated Statements of Operations

	For the Three Months Ended December 31,
(in thousands, except per share data)	2014	2013
	(unaudited)
Net revenue	$22,143	$16,793
Cost of goods sold	18,852	12,201

Gross profit	3,291	4,592

Expenses:
Selling and operating	8,168	6,229
General and administrative	2,756	1,728
Acquisition costs	1,264	—

Total expenses	12,188	7,957

Loss from operations	(8,897)	(3,365)
Interest and other income (expense)	(228)	(428)
Interest expense arising from valuation of warrants	(4,666)	—

Net loss	$(13,781)	$(3,793)

Net loss per share:
Basic	$(0.32)	$(0.14)

Diluted	$(0.32)	$(0.14)

Weighted-average shares outstanding:
Basic	43,600	26,696

Diluted	43,600	26,696